Exhibit 99.1

AMEDISYS CONTINUES EXPANSION IN TEXAS MARKET

Purchase of Houston Agency from St Luke’s Episcopal Hospital System

Represents Third Acquisition in Lone Star State

BATON ROUGE, Louisiana (November 3, 2003) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired the home health services program of St Luke’s Episcopal Hospital System in Houston, effective November 1, 2003. Terms of the transaction were not disclosed.

The agency primarily serves patients in the greater Houston region and should contribute approximately $3.0 million to Amedisys’ annualized revenues.

“We are excited to continue our expansion in the Texas market through the acquisition of an agency that was affiliated with this highly respected Hospital System,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We believe that our quality programs and outcome-based clinical protocols can only enhance the already strong reputation of this agency. We entered the Texas market in 2002 with acquisitions in Corpus Christi and Fort Worth, and recently opened a site in the Dallas market. We believe the state represents a tremendous growth opportunity for Amedisys, and our plans call for the continued pursuit of both internal and external growth opportunities.”

The Company previously announced that it would release its operating results for the quarter ended September 30, 2003 pre-market on Wednesday, November 5, 2003. The Company will also host a conference call with the investment community on that same day at 10:00 a.m. ET.

To participate in the conference call, please dial 800.231.5571 (Domestic) or 973.582.2703 (International) a few minutes before 10:00 a.m. ET on Wednesday, November 5, 2003. A replay of the conference call will be available from 12:00 p.m. ET on November 5, 2003 until 12:00 p.m. ET on November 12, 2003. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 4248712.

The call will also be available on the Internet live and for seven days thereafter at the following URL:

http://www.videonewswire.com/Amedisys/110503

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $129 million in revenue in 2002. Its common stock trades on the Nasdaq National Market System under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com